SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Frequently Asked Questions

Q. Why is I-many merging with Selectica?

A. There are several reasons, including:

Complementary Products: By combining I-many’s solutions for managing contract processes and corporate commitments across the enterprise with Selectica’s focus on accuracy and integrity of data in the order to cash process, we will be able to offer a comprehensive solution enabling companies to delivering contiguous solutions for the optimization and selection of approved terms and conditions, order and contract configuration, order execution—against active contracts, active monitoring and measurement of contract compliance and sophisticated analytics to help analyze contract profitability and performance.

Increased Financial Resources: With the merger comes a significantly larger organization capable of reaching more markets and prospective clients. A balance sheet of $50 million to $60 million in cash and equivalents with no debt will also eliminate many “viability issues” in the minds of certain potential buyers.

Fair Return for our Shareholders: Based on the average price for the last 60 trading days the price represents almost a 40% premium to the average price.

Q. When is the merger expected to become effective?

A. The merger will most likely become effective in February/March of 2005.

Q. Who is Selectica?

A. Selectica is an enterprise class software provider that helps companies increase profit margins by simplifying, automating, and synchronizing opportunity-to-order business processes across multiple channels.

Industry leaders rely on Selectica to complement and leverage their legacy CRM and ERP investments. Selectica maximizes profitability by ensuring order accuracy; enforcing contractually-compliant pricing; minimizing product and price concessions; reducing process costs; and mitigating business risk.

Q. What are Selectica’s products?

A. Selectica’s “Enterprise Productivity Suite” includes:

Selectica Sales facilitates effective commercial execution, bridges the gap between front office (CRM) and back office (Billing, Provisioning, Order and ERP) systems and enables corporations to shift from a Product-centric to Customer-centric approach. By incorporating the following business capabilities, Selectica Sales solution enables the improvement and automation of sales processes across all channels.

Selectica Configuration enables enterprises to configure complex products & services through our award-winning platform by providing a web-based solution that converges configuration and quoting functions into a single application. Enterprises have unlimited flexibility for configuring and quoting complex products and services, elements critical to their ability to reduce costs and maximize revenues. Selectica does not require costly re-engineering and leverages existing home-built or legacy enterprise systems. This allows companies to retain their existing sales and service processes, enabling your customers, sales force, and channel partners to close sales faster, accelerate revenue generation and ensure 100 percent order accuracy.

Selectica Deal Optimization and Pricing guides sales managers, sales operations, sales management, finance personnel, and any channel sales personnel and allows them to evaluate deal attractiveness based on revenue, margin, inventory, etc. While traditional systems can take orders and store related data, they can¹t guide sales personnel to create winning deals. An organization¹s profitability can be most vulnerable during sales negotiations. With Deal Optimization and Pricing capabilities you will be able to see how changing different deal levers such as product substitutions, bundling, and delivery will impact margin and revenue. Pricing policies will be handled in a closed-loop process so analyses are based on the most current information and new policies can be enforced across the organization. All selling personnel will also be able to perform what-if studies to see how sensitive deals are to different terms, making them better equipped for intelligent and effective negotiation. Key decision-makers in the pricing and sales processes can optimize profitability deal by deal to make the sound decisions that will bring long-term profitability and revenue growth.

Selectica Solution Advisor is a packaged guided selling solution that enables enterprises to rapidly create applications that assist users in finding the products that best fit their needs and preferences. After answering a series of needs analysis questions users are presented with a list of products ranked according to how closely they meet the user¹s needs. Users can easily compare products and specify which features or options are most important to them. Advisory applications created with Solution Advisor can be deployed on websites, call centers, mobile laptops, or wireless devices.

Q. What are Selectica’s revenues?

A. Selectica’s annual revenues were $40 million in their latest fiscal year, which ended in March ‘04. Revenue in their most recent September quarter ‘04 was $7.2 million.

Q. Will the Merged Company be financially sound?

A. Yes. Selectica is a publicly traded company (NASDAQ: SLTC) with a strong cash and equivalents position in excess of $110 million as of September 30, 2004, while I-many is also publicly traded (IMNY) with over $21 million in cash and pro forma profitability in excess of $1 million for the first 9 months of 2004. The combined company will emerge with between $50 - $60 million of cash and equivalents.

Q. What will be name of the Merged Company?

A. Given the nature of the transaction (merger), it is likely that a new name will be created to reflect our combined strengths. We expect to involve our employees in this process.

Q. How many customers does Selectica have?

A. Selectica serves over 70 customers, primarily in the high tech, telecom, insurance and Life Sciences industries.

Q. Who are their customers?

A. Representative customers include Dell Computer, Cisco Systems, IBM, Level 3 Communications, Hitachi, Tellabs, Rockwell Automation and Fireman’s Fund Insurance.

Q. How many employees does Selectica have?

A. Selectica has approximately 350 employees.

Q. Where does Selectica have offices?

A. Selectica corporate headquarters are in San Jose, California. It also has various satellite offices and remote personnel.

Q. Who are Selectica’s competitors?

A. Selectica’s competitors include Siebel, SAP and smaller private companies.

Q. Where can I find more information on Selectica?

A. For more information, visit the Selectica web site at www.Selectica.com.

Impact on I-many Clients and Business Partners

Q. What does the merger mean to me?

A. As a client of I-many, you will continue to work with the same group of sales, professional services, support and development personnel as today. In fact, I-many’s current Life Sciences line of business will become a distinct line of business within the merged company. I-many’s current CEO and President, Leigh Powell, will be President of the Life Science division and will be joined by Todd Shytle as the Vice President of Sales and Todd Venetianer as the Vice President of Professional Services.

Q. What are the merged company’s long term plans?

A. I-many’s primary objective of being the leading enterprise contract management solutions provider has not changed. I-many is firmly and passionately committed to further expanding its enterprise contract management leadership and adding even greater value for its current and future customers. The assets of Selectica will enable the combined company to add further value to our existing solution footprint and offer a one-of-a-kind platform with significant advantages over companies with unproven, point solutions. Life Science and Pharmaceutical will be a primary focus of the merged company.

Q. What will I-many’s financial position be following the close of the merger?

A. The combined company will have approximately $50 - $60 million in cash and cash equivalents and no debt following the close of the merger. This strong financial position is expected to support the investment levels and infrastructure we believe is required to retain and further our lead in the enterprise contract management space – and to aggressively grow our franchise in Life Sciences as well as in horizontal (IS) markets.

Q. Will the I-many product release schedule or roadmap change?

A. The product release schedule and roadmap will likely expand to accommodate the combining of our respective products. Current timelines are not expected to change. Life Science and Pharmaceutical companies in particular will greatly benefit from the addition of current Selectica products for configuration, optimization and guided selling as components of I-many’s Enterprise Contract Management and Compliance footprint.

Additional Information about the Transaction

This document is being filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, and is not intended to be a proxy solicitation.

I-many, Inc. (the “Company”) will file a proxy statement and other documents with the Securities and Exchange Commission regarding the proposed merger, and other matters. A definitive proxy statement will be sent to the Company’s stockholders, seeking their approval of the merger and the Agreement and Plan of Merger. You should read the proxy because it includes important information about the merger. Investors and security holders may obtain a copy of the proxy statement, when it is available, and any other relevant documents filed by the Company with the SEC, for free, at the SEC’s website, www.sec.gov. Copies of the proxy statement and other documents filed by the Company with the SEC may also be obtained, for free, by directing your request to Kevin Harris, I-many, Inc., 732-452-1515, kharris@I-many.com.

Participants in the Transaction

The Company and its directors, executive officers, and certain of its employees may be deemed to be participants in the solicitation of proxies of the Company stockholders. These individuals may have an interest in the merger, including as a result of holding options or shares of the Company common stock. A list of the names, affiliations, and interests of the participants in the solicitation will be contained in the proxy statement relating to these transactions that will be filed with the SEC.